UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                   Under the Securities Exchange Act of 1934

                                Final Amendment

                                 OPENTV CORP.
 -------------------------------------------------------------------------------
                               (Name of Issuer)



                    CLASS A ORDINARY SHARES (NO PAR VALUE)
 -------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   G6754310
                 --------------------------------------------
                                (CUSIP Number)


                               DECEMBER 31, 2002
 -------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_] Rule 13d-1(b)

[_] Rule 13d-1(c)

[X] Rule 13d-1(d)

-------------------
CUSIP NO. G6754310                      13G
-------------------


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      OTV HOLDINGS LIMITED

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

      BRITISH VIRGIN ISLANDS

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      0

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

      CO

________________________________________________________________________________

                                    2 of 10

-------------------
CUSIP NO. G6754310                      13G
-------------------



________________________________________________________________________________
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MINDPORT HOLDINGS LIMITED

________________________________________________________________________________
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
________________________________________________________________________________
 3.   SEC USE ONLY


________________________________________________________________________________
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         BRITISH VIRGIN ISLANDS

________________________________________________________________________________
                     5.   SOLE VOTING POWER

     NUMBER OF             0

      SHARES       _____________________________________________________________
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                           0
     OWNED BY
                   _____________________________________________________________
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              0

      PERSON       _____________________________________________________________
                     8.   SHARED DISPOSITIVE POWER
       WITH
                           0

________________________________________________________________________________
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%

________________________________________________________________________________
12.   TYPE OF REPORTING PERSON

         CO

________________________________________________________________________________

                                    3 of 10

-----------------------
  CUSIP NO.  G6754310                       13G
-----------------------

________________________________________________________________________________
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         MIH (BVI) LIMITED (1)

________________________________________________________________________________
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
________________________________________________________________________________
 3.   SEC USE ONLY


________________________________________________________________________________
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         BRITISH VIRGIN ISLANDS

________________________________________________________________________________
                     5.   SOLE VOTING POWER

     NUMBER OF             0

      SHARES       _____________________________________________________________
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                           0
     OWNED BY
                   _____________________________________________________________
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              0

      PERSON       _____________________________________________________________
                     8.   SHARED DISPOSITIVE POWER
       WITH
                           0

________________________________________________________________________________
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%
________________________________________________________________________________
12.   TYPE OF REPORTING PERSON

         CO
________________________________________________________________________________


------------------
   (1) In December 2002, MIH Limited, a former filing person, merged with and into MIH (BVI) Limited, with MIH (BVI) Limited as the surviving corporation. As such, MIH Limited is no longer a filing person and is not a signatory to this final amendment to Schedule 13G.

                                    4 of 10

-----------------------
  CUSIP NO.  G6754310               13G
-----------------------

________________________________________________________________________________
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       MIH HOLDINGS LIMITED

________________________________________________________________________________
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
 3.   SEC USE ONLY


________________________________________________________________________________
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       SOUTH AFRICA

________________________________________________________________________________
                     5.   SOLE VOTING POWER

     NUMBER OF             0

      SHARES       _____________________________________________________________
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                           0
     OWNED BY
                   _____________________________________________________________
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              0

      PERSON       _____________________________________________________________
                     8.   SHARED DISPOSITIVE POWER
       WITH
                           0

________________________________________________________________________________
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON

        CO

________________________________________________________________________________

                                    5 of 10

-----------------------
  CUSIP NO.  G6754310               13G
-----------------------

________________________________________________________________________________
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       MIH INVESTMENTS (PROPRIETARY) LIMITED

________________________________________________________________________________
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
________________________________________________________________________________
 3.   SEC USE ONLY


________________________________________________________________________________
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       SOUTH AFRICA

________________________________________________________________________________
                     5.   SOLE VOTING POWER

     NUMBER OF             0

      SHARES       _____________________________________________________________
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                           0
     OWNED BY
                   _____________________________________________________________
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              0

      PERSON       _____________________________________________________________
                     8.   SHARED DISPOSITIVE POWER
       WITH
                           0

________________________________________________________________________________
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%

________________________________________________________________________________
12.   TYPE OF REPORTING PERSON

        CO

________________________________________________________________________________

                                    6 of 10

-----------------------
  CUSIP NO.  G6754310               13G
-----------------------

________________________________________________________________________________
 1.   NAME OF REPORTING PERSON
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       NASPERS LIMITED

________________________________________________________________________________
 2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [_]
________________________________________________________________________________
 3.   SEC USE ONLY


________________________________________________________________________________
 4.   CITIZENSHIP OR PLACE OF ORGANIZATION

       SOUTH AFRICA

________________________________________________________________________________
                     5.   SOLE VOTING POWER

     NUMBER OF             0

      SHARES       _____________________________________________________________
                     6.   SHARED VOTING POWER
   BENEFICIALLY
                           0
     OWNED BY
                   _____________________________________________________________
       EACH          7.   SOLE DISPOSITIVE POWER

    REPORTING              0

      PERSON       _____________________________________________________________
                     8.   SHARED DISPOSITIVE POWER
       WITH
                           0

________________________________________________________________________________
 9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       0

________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                    [_]
________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0%

________________________________________________________________________________
12.   TYPE OF REPORTING PERSON

         CO

________________________________________________________________________________

                                    7 of 10

Item 1(a).                 Name of Issuer:

                           OpenTV Corp.

Item 1(b).                 Address of Issuer's Principal Executive Offices:

                           401 East Middlefield Road
                           Mountain View, CA 94043


Item 2(a).                 Name of Persons Filing:

                           OTV Holdings Limited
                           Mindport Holdings Limited
                           MIH (BVI) Limited
                           MIH Holdings Limited
                           MIH Investments (Proprietary) Limited
                           Naspers Limited

Item 2(b).                 Address of Principal Business Office or, if none,
                           Residence:

                           OTV Holdings Limited
                           c/o Benfid Verwaltungs AG
                           PO Box 4146 Baarerstrasse 19
                           CH - 6304 Zug
                           Switzerland

                           Mindport Holdings Limited
                           c/o Benfid Verwaltungs AG
                           PO Box 4146 Baarerstrasse 19
                           CH - 6304 Zug
                           Switzerland

                           MIH (BVI) Limited
                           c/o Benfid Verwaltungs AG
                           PO Box 4146 Baarerstrasse 19
                           CH - 6304 Zug
                           Switzerland

                           MIH Holdings Limited
                           251 Oak Avenue
                           Randburg
                           2194
                           South Africa

                           MIH Investments (Proprietary) Limited
                           251 Oak Avenue
                           Randburg
                           2194
                           South Africa

                           Naspers Limited
                           40 Heerengracht
                           Cape Town
                           8001
                           South Africa

Item 2(c).                 Citizenship:

                           OTV Holdings Limited - British Virgin Islands Mindport Holdings Limited - British Virgin Islands MIH (BVI) Limited - British Virgin Islands MIH Holdings Limited - South Africa MIH Investments (Proprietary) Limited - South Africa Naspers Limited - South Africa

Item 2(d).                 Title of Class of Securities:

                           Class A Ordinary Shares, no par value

                                    8 of 10

Item 2(e).        CUSIP Number:

                  G6754310

Item 3. Not applicable. This final amendment to Schedule 13G is filed pursuant to Rule 13d-1(d).

Item 4.           Ownership.

          (a).    Amount beneficially owned:

                  See the responses to Item 9 on the attached cover pages. This is a final amendment to Schedule 13G and is an exit filing. As of August 27, 2002, the persons filing this final amendment to Schedule 13G no longer beneficially owned any Class A Ordinary Shares of the Issuer or any shares convertible into Class A Ordinary Shares. As of December 31, 2002, the persons filing this final amendment to Schedule 13G did not own any Class A Ordinary Shares of the Issuer.

          (b).    Percent of Class:

                  See the responses to Item 11 on the attached cover pages.

          (c).    Number of shares as to which such person has:

                  Sole power to vote or to direct the vote: See the responses to Item 5 on the attached cover pages.

                  Shared power to vote or to direct the vote: See the responses to Item 6 on the attached cover pages.

                  Sole power to dispose or to direct the disposition of: See the responses to Item 7 on the attached cover pages.

                  Shared power to dispose or to direct the disposition of: See the responses to Item 8 on the attached cover pages.


Item 5.           Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [x]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable

Item 9.           Notice of Dissolution of Group.

                  Not Applicable

Item 10.          Certification.

                  Not Applicable

                                    9 of 10

                                  SIGNATURES


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  January 16, 2003


                               OTV HOLDINGS LIMITED, acting on behalf of itself, Mindport Holdings Limited, MIH (BVI) Limited,
                               MIH Holdings Limited, MIH Investments
                               (Proprietary) Limited and Naspers Limited as per the Joint Filing Agreement dated February 14, 2000, filed as an exhibit to the Schedule 13G filed on February 14, 2000.

                               by:  /s/ Hans Schibli
                                  -----------------------------------------
                                  Name:  Hans Schibli
                                  Title: Secretary



             AN AGREEMENT TO FILE A JOINT STATEMENT WAS PREVIOUSLY
                     FILED AS EXHIBIT 99.1 TO SCHEDULE 13G

                                   10 of 10